UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 20, 2018

NorthStar/RXR New York Metro Real Estate, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-55929 (Commission File Number)	46-5183321 (I.R.S. Employer Identification No.)

590 Madison Avenue, 34th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)
(212) 547-2600
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company      ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement

On August 20, 2018, the board of directors (the “Board”) of NorthStar/RXR New York Metro Real Estate, Inc., a Maryland corporation (the “Company”), upon the unanimous recommendation of the special committee of the Board (the “Special Committee”), approved a plan for the Company, subject to receipt of requisite stockholder approvals, to (i) sell all or substantially all of its assets in one or more transactions (collectively, the “Asset Monetization”) and (ii) following the Asset Monetization, to merge with and into a subsidiary of Colony Capital, Inc., the Company’s co-sponsor (the “Merger”). The Asset Monetization and the Merger, each as described more fully below, are effectively an all-cash sale of the Company’s real estate investments and a distribution to the Company’s stockholders of the net proceeds received from such sales and available cash in a liquidation of the Company.

The Asset Monetization

The Company currently has two real estate investments, including (i) an approximately 1% interest in a 1.8 million square foot Class-A office building located at 1285 Avenue of the Americas in Midtown Manhattan (the “1285 AoA Interest”) and (ii) a $19.0 million interest in a $20.0 million mezzanine loan secured by a pledge of an ownership interest in a luxury condominium development project located in the West Village of New York City (the “Jane Street Loan”).

1285 AoA Interest

The Company is actively marketing the 1285 AoA Interest. At this time, the Company has not entered into a definitive agreement relating to the sale of the 1285 AoA Interest.

Jane Street Loan

On August 20, 2018, the Company, through RXR 11 Jane Mezz Lender LLC, an indirect subsidiary of the Company (the “Jane Street Seller”), entered into a Mezzanine Loan Sale and Purchase Agreement (the “Jane Street Sale Agreement”) with CLNC ML Jane NYC, LLC, an affiliate of a company managed by Colony Capital, Inc., the Company’s co-sponsor (the “Jane Street Purchaser”). Pursuant to the Jane Street Sale Agreement, the Jane Street Seller, which is indirectly owned 95% by the Company and 5% by RXR Real Estate Value Added Fund - Fund III LP, agreed to, among other things, sell the Jane Street Loan for $20.0 million, subject to customary prorations and adjustments (the “Jane Street Transaction”).

The Jane Street Transaction is subject to (i) the Jane Street Purchaser’s satisfactory completion of its due diligence and (ii) the approval of the Company’s stockholders to the sale of all or substantially all of the assets of the Company, as well as other customary closing conditions. The Jane Street Sale Agreement also contains customary representations, warranties and covenants of the Jane Street Seller and Jane Street Purchaser, including covenants relating to the Jane Street Loan prior to the consummation of the Jane Street Transaction.

The foregoing description of the Jane Street Sale Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the Jane Street Sale Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which agreement is incorporated by reference herein.

The Merger

On August 20, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CNI NS/RXR Advisors, LLC, the Company’s advisor (the “Advisor”), CNI NS/RXR Advisors Merger Subsidiary, LLC, a wholly-owned subsidiary of the Advisor (the “Merger Sub”), and Colony Capital Investment Holdco, LLC, an affiliate of the Advisor (the “Tax Parent”). The Merger Agreement provides for the merger of the Company with and into Merger Sub, with Merger Sub as the surviving entity, upon the terms and subject to the conditions set forth in the Merger Agreement.

Pursuant to the Merger Agreement, at the effective time of the Merger, each share of the Company’s common stock issued and outstanding immediately prior to such effective time automatically will be cancelled and converted into the right to receive an amount in cash equal to its pro rata share of the net proceeds from the Asset Monetization, plus all available cash held by the Company, less all known liabilities of the Company incurred prior to the closing date and all incurred and unpaid expenses related to the Asset Monetization and Merger. In connection with the Merger, affiliates of the Company’s co-sponsors, Colony Capital, Inc. and RXR Realty LLC, which own 212,139 and 70,713 shares in the Company respectively, have both agreed to have their shares in the Company redeemed for $0.01 per share.

Following the consummation of the Merger, the Company will be a wholly owned subsidiary of the Advisor and the Company’s stockholders will not own any shares of the Company, the Advisor or the Merger Sub.

Consummation of the Merger is subject to the fulfillment or waiver of specified closing conditions, including (i) the receipt of the affirmative vote of holders of a majority of the outstanding shares of the Company’s common stock entitled to vote at a stockholders meeting to adopt the Merger Agreement and approve the Asset Monetization and the Merger, and certain other transactions contemplated by the Merger Agreement; (ii) the consummation of the Asset Monetization; (iii) the repurchase of the co-sponsor shares has occurred; and (iv) other customary closing conditions, including (a) the absence of stockholder litigation or any law or order prohibiting the Merger, (b) the accuracy of each applicable party’s representations and warranties (subject to customary materiality qualifiers), (c) each applicable party’s performance of its obligations and covenants contained in the Merger Agreement in all material respects and (d) the absence of any Company Material Adverse Effect (as defined in the Merger Agreement).

The Merger Agreement may be terminated under certain circumstances, including by either the Company or the Advisor, if the Merger is not consummated by March 31, 2019 or if any of the requisite stockholder approvals are not obtained. In addition, the Merger Agreement may be terminated at any time before the effective time of the Merger by the Company if the Board adversely changes its recommendation prior to the time of the Company’s meeting of stockholders because the Board has determined, after consultation with its outside legal counsel, that its recommendation would be inconsistent with the duties of the directors of the Company under applicable law as a result of a bona fide proposal or offer to acquire the Company. The Merger Agreement does not restrict the Special Committee from soliciting, or responding to, proposals to acquire the Company.

The Merger Agreement contains customary representations, warranties and covenants of the Company, the Advisor, the Merger Sub and the Tax Parent, including covenants regarding the operation of the business of the Company prior to the effective time of the Merger.

The foregoing description of the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement filed as Exhibit 2.1 to this Current Report on Form 8-K, which agreement is incorporated by reference herein.

The Merger Agreement and Jane Street Sale Agreement have been filed to provide information to investors regarding their respective terms. Neither is intended to provide any other factual information about the Company or any parties to such agreements, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Jane Street Transaction or the Merger. The Merger Agreement, Jane Street Sale Agreement and this summary should not be relied upon as disclosure about the Company or any other parties to such agreements. None of Company’s stockholders or any other third parties should rely on the representations, warranties and covenants in the Merger Agreement, Jane Street Sale Agreement or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company or any other parties to the Jane Street Sale Agreement, the Merger Agreement or any of their respective subsidiaries or affiliates. The representations and warranties contained in the Merger Agreement and Jane Street Sale Agreement are the product of negotiations among the parties thereto and that the parties made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by confidential disclosure schedules delivered in connection with the Merger Agreement and Jane Street Sale Agreement. The representations and warranties may have been made for the purpose of allocating contractual risk between the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

Item 8.01 Other Events.

The information set forth in the above Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Suspension of Share Repurchase Program

Pursuant to the terms of the Company’s share repurchase program (the “SRP”), the Board may, in its sole discretion, suspend or terminate the SRP at any time upon 10 days’ prior written notice to the SRP’s participants. On August 20, 2018, the Board, including all of its independent directors, voted to suspend the SRP until further notice. Pursuant to the terms of the SRP, the suspension for the SRP will go into effect on August 31, 2018. Accordingly, in accordance with the terms of the SRP, no shares will be repurchased beginning with the quarter ended September 30, 2018 and thereafter.

Press Release

On August 20, 2018, the Company issued a press release announcing, among other things, the approval of the Asset Monetization and the Merger by the Special Committee and Board. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Communication with Financial Advisors

The Company has prepared an email communication, which may be distributed to certain financial advisors from time to time. A copy of the email communication is attached hereto as Exhibit 99.2.

Safe Harbor Statement

This Current Report on Form 8-K contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “will” “expects,” “intends,” or other similar words or expressions. These statements are based on the Company’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; the Company can give no assurance that its expectations will be attained. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results. Variations of assumptions and results may be material. Among others, the following uncertainties and other factors could cause actual results to differ from those set forth in the forward-looking statements: the failure to receive, on a timely basis or otherwise, the required approvals by the stockholders of the Company, governmental or regulatory agencies and third parties; the risk that a condition to closing of the Asset Monetization or Merger may not be satisfied; each party’s ability to consummate the Asset Monetization or Merger; operating costs and business disruption may be greater than expected; and the impact of legislative, regulatory and competitive changes. The foregoing list of factors is not exhaustive. Additional information about these and other factors can be found in the Company’s reports filed from time to time with the SEC. There can be no assurance that the proposed transactions will in fact be consummated.

Additional Information and Where to Find It

In connection with the proposed transactions, the Company will file with the SEC a proxy statement, as well as other documents regarding the proposed transactions. This document is not a substitute for the proxy statement that the Company will file with the SEC. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement (when available) and other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov or by contacting the Company at NorthStar/RXR New York Metro Real Estate, Inc., 590 Madison Avenue, 34th Floor, New York, New York 10022, Attn: Secretary.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transactions. Information regarding the Company’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. A more complete description will be available in the proxy statement. You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

This report is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1
Agreement and Plan of Merger, dated August 20, 2018, by and among Colony Capital Investment Holdco, LLC, CNI NS/RXR Advisors, LLC, CNI NS/RXR Advisors Merger Subsidiary, LLC, and NorthStar/RXR New York Metro Real Estate, Inc.

10.1	Mezzanine Loan Sale and Purchase Agreement, dated August 20, 2018, by and among RXR 11 Jane Mezz Lender LLC and CLNC ML Jane NYC, LLC

99.1	Press Release, dated as of August 20, 2018

99.2	Email Communication, dated as of August 20, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar/RXR New York Metro Real Estate, Inc.

Date: August 20, 2018	By:	/s/ Ann B. Harrington
Ann B. Harrington
General Counsel and Secretary